Exhibit 99.1

Summit Hotel Properties Announces Pending Sale of 26 Hotels for $351.4 Million

AUSTIN, Texas--(BUSINESS WIRE)--June 8, 2015--Summit Hotel Properties, Inc. (NYSE:INN) (the “Company”) today announced that it has entered into multiple purchase and sale agreements with affiliates of American Realty Capital Hospitality Trust, Inc. (“ARCH”) for the sale of 26 hotels, for a combined price of approximately $351.4 million. The total sales price represents a capitalization rate in the mid 7 percent range based on trailing twelve month net operating income as of March 31, 2015, which includes planned capital improvements at the properties.

“We are very excited at the opportunity to recycle capital on a larger scale. This proposed transaction will enable us to continue to improve our asset mix and upgrade our portfolio with additional accretive acquisitions with strong growth profiles and diverse demand generators. Recycling capital to create long-term value for our shareholders is a proven strategy for us and one we consider to be a core strength,” commented Summit’s President and CEO, Dan Hansen.

Based on trailing twelve month hotel EBITDA, the 26 hotels, containing 2,793 guestrooms, represent approximately 19.6 percent of the Company’s pro forma hotel EBITDA. The trailing twelve month RevPAR among the 26 properties of $81.30 was 19.7 percent below the pro forma RevPAR for the remaining 64 hotels of $101.26 as of March 31, 2015.

“Through this transformational transaction, we expect to completely deploy the disposition proceeds into acquisitions that will continue to improve our portfolio and provide future growth for our shareholders,” said Hansen.

The Company has identified a robust pipeline of acquisitions and has approximately $100 million of acquisitions under contract, which are estimated to close prior to the first tranche of dispositions in September 2015.

The sale of the properties is scheduled to close in three separate tranches, with the current estimated sale dates in September 2015, October 2015 and January 2016. The agreements are subject to customary and standard closing conditions.

Those hotels included in the agreements for sale are as follows:

LOCATION	ROOMS	ESTIMATED SALE DATE
Hampton Inn - Medford, OR	75	Sep-15
DoubleTree - Baton Rouge, LA	127	Sep-15
Fairfield Inn & Suites - Baton Rouge, LA	78	Sep-15
SpringHill Suites - Baton Rouge, LA	78	Sep-15
TownePlace Suites - Baton Rouge, LA	90	Sep-15
Hampton Inn & Suites - El Paso, TX	139	Sep-15
Hampton Inn - Ft. Wayne, IN	118	Sep-15
Residence Inn - Ft. Wayne, IN	109	Sep-15
Courtyard - Flagstaff, AZ	164	Sep-15
SpringHill Suites - Flagstaff, AZ	112	Sep-15
Residence Inn - Jackson, MS	100	Oct-15
Holiday Inn Express - Vernon Hills, IL	119	Oct-15
Courtyard - Germantown, TN	93	Oct-15
Courtyard - Jackson, MS	117	Oct-15
Fairfield Inn & Suites - Germantown, TN	80	Oct-15
Residence Inn - Germantown, TN	78	Oct-15
Aloft - Jacksonville, FL	136	Oct-15
Staybridge Suites - Ridgeland, MS	92	Oct-15
Homewood Suites - Ridgeland, MS	91	Oct-15
Courtyard - El Paso, TX	90	Oct-15
Fairfield Inn & Suites - Spokane, WA	84	Jan-16
Fairfield Inn & Suites - Denver, CO	160	Jan-16
SpringHill Suites - Denver, CO	124	Jan-16
Hampton Inn - Ft. Collins, CO	75	Jan-16
Fairfield Inn & Suites - Bellevue, WA	144	Jan-16
Hilton Garden Inn - Ft. Collins, CO	120	Jan-16
	2,793

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused primarily on acquiring and owning premium-branded, select-service hotels in the upscale and upper midscale segments of the lodging industry. As of June 8, 2015, the Company’s portfolio consisted of 91 hotels with a total of 11,679 guestrooms located in 21 states.

For additional information, please visit the Company’s website, www.shpreit.com, and follow on Twitter at @SummitHotel_INN.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize embedded growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

CONTACT:
Summit Hotel Properties, Inc.
Elisabeth Eisleben, 512-538-2306
Director of Investor Relations
eeisleben@shpreit.com